EXHIBIT 99.1

Contacts:	Investor Relations	Media Relations
	Marilyn Lattin	Whit Clay – Sloane & Company
	408-519-9345	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

TiVo Announces Significant Growth for Quarter Ending October 31, 2005

Total Subscriptions Surpass 4 Million

•	434,000 total net subscriptions added in the quarter

•	Service and technology revenues up 52 percent compared to last year

•	Net loss of $14.2 million sharp improvement over net loss of $26.4 million for third quarter of last year

•	Broad industry announcements with: TGC, Inc.; Leading Advertising Firms for Advertising Search Product; Video iPod/Sony PSP; and Yahoo!

ALVISO, Calif. – Nov. 29, 2005 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the third quarter ended October 31, 2005.

Total subscriptions as of October 31, 2005, were 4,008,000, which represents 74% growth in the subscription base during the past year. Total net new subscription additions in the quarter were 434,000, an increase over the 419,000 total net new subscriptions added in the third quarter of last year.

Tom Rogers, CEO of TiVo, said, “I’m proud to report that TiVo surpassed 4 million subscriptions this quarter. This is an indication of the reach that TiVo has achieved, particularly in this more competitive marketplace.”

TiVo-Owned gross subscription additions were 92,000 for the quarter, compared to 119,000 in the third quarter of last year. TiVo-Owned net subscription additions were 55,000 compared to 103,000 in the third quarter of last year. DIRECTV net subscription additions were 379,000 for the quarter, compared to 316,000 in the third quarter of last year.

Rogers continued, “Three factors affected our results: more cable competition, a far greater increase in DIRECTV subscriptions following a rebate program that offered an effectively free TiVo DVR, and our own marketing program that started well into the quarter compared to the full quarter last year. Given these circumstances, and the investment we made in the testing of and learning from various marketing initiatives during the third quarter, we believe these results demonstrate reasonable progress.”

Service and technology revenues for the quarter increased 52% to $43.2 million, compared with $28.4 million for the same period last year. TiVo reported a net loss of ($14.2) million and net loss per share of ($0.17), a significant improvement compared to a net loss of ($26.4) million, or ($0.33) per share, for the third quarter of last year.

“We are focused on growing our subscription base through three major efforts: by reinvigorating our sales and marketing efforts; differentiating ourselves from generic DVRs with unique features; and continuing to develop partnerships and alliances to further broaden TiVo’s reach,” continued Rogers. “Our sales and marketing efforts were primarily focused on testing and learning the efficiencies of pricing, messaging, media mix, and market profiles that will yield the most effective subscription acquisition efforts going forward. Particular focus was paid to the analog basic cable market. Our TiVo Series2 offers a unique solution to this rapidly growing market segment, and is the only real solution for analog customers that want a DVR in the living room.

“Some early traction is evident, as the number of new analog basic subscriptions has increased as a percentage of new subscriptions. We are also finding that local markets with high analog cable penetration are responding to our improved marketing efforts. At the same time, our work with Comcast in developing the integrated TiVo cable experience to offer the best of breed service to the digital segment of the market continues, as do our conversations with a number of other cable operators,” concluded Rogers.

Management Provides Financial Guidance

For the fourth quarter of 2006, TiVo anticipates service and technology revenues in the range of $43.5 million to $45.5 million and a net loss of $(17) million to $(22) million.

This financial guidance is based on information available to management as of November 29, 2005. TiVo expressly disclaims any duty to update this guidance.

Third Quarter Highlights

TGC, Inc. Expected to Soon Launch First Taiwan DVR with TiVo technology

TGC, Inc., operating under an exclusive technology license from TiVo, is expected to soon launch the first Taiwanese DVR with TiVo technology into retail. TiVo owns a minority interest in TGC and has no funding obligations for the venture. This product launch validates TiVo’s belief in the strength of the TiVo brand and service in the international arena.

TiVo Announces First Advertising Search Product for Television

TiVo expects to offer the first television-based advertising search solution in Spring 2006. Leveraging TiVo’s television search capabilities that enhance the TV viewing experience, the new advertising product will deliver relevant, targeted advertising to subscribers.

Leading advertising agencies including OMD, Interpublic, Starcom Mediavest Group and The Richards Group, as well as Comcast Spotlight, the advertising sales division of Comcast Cable, have partnered with TiVo to provide their expertise in the development of this revolutionary product. Agency research and development techniques will contribute in determining relevant categories of interest, such as automotive, travel, telecommunications, and consumer packaged goods, as well as work with TiVo in refining pricing models.

For the first time, advertisers will have the ability to deliver television advertising, on demand and targeted to consumers, without the limitations of traditional media placement. Advertisers will be able to allow viewers in the market for a certain product to conduct a search for an ad by product category or using keywords, utilizing the same revolutionary search techniques offered with Internet advertising, resulting in increased relevancy for the consumer, as well as efficient, measurable results for the advertiser.

This new advertising approach presents an opportunity for TiVo subscribers to search for relevant information on products or services that match their needs. The heightened viewer experience that the new offering is intended to provide is expected to deliver non-intrusive, relevant and interactive advertising, on a subscriber opt-in basis. TiVo subscribers, if they choose to use the search capability, will retain control over their viewing experience through the creation of a viewer contributed profile via the set top box that will enable them to receive advertisements based on their interests.

TiVo to Provide New Capability for Quick and Easy Transfer of Viewer’s Favorite TV Shows to iPod or PSP

TiVo’s current TiVoToGo feature is expected to be updated to allow TiVo subscribers to easily transfer recorded television programming to their Apple iPod or PSP devices. The enhancement will include exclusive capabilities such as TiVo auto-sync that will allow subscribers to choose if they want new recordings of their favorite programs easily transferred to their portable devices via their PC. Subscribers will need to purchase certain low-cost software to facilitate the transfer of content from the PC to these portable devices. To discourage abuse or unlawful use of this feature, TiVo intends to employ “watermark” technologies on programs transferred to a portable device using the TiVoToGo feature that would enable tracking of the account from which a transferred program originated.

TiVo and Yahoo! Collaborate to Offer Online Scheduling Through Yahoo! TV

This offering from the two companies enables Yahoo! TV users to request, via TiVo’s scheduling technology, recordings of their favorite TV shows on their TiVo® Series2TM devices from anywhere they access Yahoo!. The offering will also provide certain content from TiVo, such as personal photos from the “My Photos” section of Yahoo to be displayed on a user’s TiVo DVR through “My TV”.

Conference Call, Slide Presentation and Web Cast

TiVo will host a conference call to discuss third quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 29, 2005. To listen to the discussion and view the accompanying slides, please visit www.tivo.com/ir and click on the link provided for the web cast conference call or dial 913-981-4900 no password required. The web cast will be archived and available through December 7, 2005 at www.tivo.com/ir or by calling 719-457-0820 and entering the conference ID number 8913491. The accompanying slides are also available as an exhibit to TiVo’s Current Report on Form 8-K, Item 2.02, filed November 29, 2005.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its full set of DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches, has elevated its popularity among consumers and has created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The Company is based in Alviso, California.

TiVo, Season Pass, WishList, Series2, TiVoToGo, ‘TiVo, TV your way.’ and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. worldwide. © 2005 TiVo Inc. All rights reserved.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business development strategies, current and future partnerships, the expected future deployment and availability of the TiVo service, future TiVo service features and advertising technologies, and other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, and the Quarterly Reports on Form 10-Q for the quarters ended April 30, 2005 and July 31, 2005. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Service revenues	$42,296	$27,678	$120,889	$74,170
Technology revenues	901	699	3,002	7,141

Service and Technology revenues	43,197	28,377	123,891	81,311

Hardware revenues	24,652	27,894	39,827	60,823
Rebates, revenue share, and other payments to channel	(18,234)	(17,944)	(27,860)	(29,508)

Net revenues	49,615	38,327	135,858	112,626

Cost of service revenues	8,431	6,505	23,929	18,934
Cost of technology revenues	77	1,465	903	6,135
Cost of hardware revenues	24,742	28,486	46,949	68,056

Gross margin	16,365	1,871	64,077	19,501

Research and development	9,712	9,291	30,394	26,428
Sales and marketing	10,006	14,212	24,410	25,838
General and administrative	11,702	4,366	26,249	12,399

Loss from operations	(15,055)	(25,998)	(16,976)	(45,164)

Interest and other income (expense), net	816	(274)	2,171	(905)
Provision for taxes	—	(78)	(51)	(108)

Net loss attributable to common stockholders	$(14,239)	$(26,350)	$(14,856)	$(46,177)

Net loss per common share - basic and diluted	$(0.17)	$(0.33)	$(0.18)	$(0.58)

Weighted average common shares used to calculate basic and diluted net loss per share	84,201	80,267	83,362	80,088

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	October 31, 2005	January 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents, and short-term investments	$90,456	$106,345
Accounts receivable, net of allowance for doubtful accounts of $483 and $ 104	29,592	25,879
Finished goods inventories	21,182	12,103
Prepaid expenses and other, current	8,019	4,476

Total current assets	149,249	148,803
LONG-TERM ASSETS
Property and equipment, net	7,742	7,780
Capitalized software and intangible assets, net	5,490	2,231
Prepaid expenses and other, long-term	752	1,238

Total long-term assets	13,984	11,249

Total assets	$163,233	$160,052

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
CURRENT LIABILITIES
Bank line of credit	$—	$4,500
Accounts payable	34,847	18,736
Accrued liabilities	30,546	33,173
Deferred revenue, current	47,366	42,017

Total current liabilities	112,759	98,426
LONG-TERM LIABILITIES
Deferred revenue, long-term	58,395	63,131
Deferred rent and other	894	1,187

Total long-term liabilities	59,289	64,318

Total liabilities	172,048	162,744
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.001:
Authorized shares are 10,000,000
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 150,000,000

Issued and outstanding shares are 85,041,261 and 82,280,876, respectively	85	82
Additional paid-in capital	665,807	654,746
Deferred compensation	(2,759)	(428)
Accumulated deficit	(671,948)	(657,092)

Total stockholders’ deficit	(8,815)	(2,692)

Total liabilities and stockholders’ deficit	$163,233	$160,052

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended October 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,856)	$(46,177)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	4,589	3,289
Loss on disposal of fixed assets	2	375
Non-cash interest expense	—	1,416
Recognition of stock-based compensation expense (benefit)	48	803
Changes in assets and liabilities:
Accounts receivable, net (change includes $1,500 from related parties for the nine months ended October 31, 2004)	(3,713)	(13,027)
Finished goods inventories	(9,079)	(27,868)
Prepaid expenses and other, current (change includes $2,832 to related parties for the nine months ended October 31, 2004)	(3,543)	(110)
Prepaid expenses and other, long-term (change includes $3,268 to related parties for the nine months ended October 31, 2004)	486	2,165
Accounts payable	16,111	10,115
Accrued liabilities (change includes $(880) to related parties for the nine months ended October 31, 2004)	(2,627)	8,935
Deferred revenue, current (change includes $(1,814) from related parties for the nine months ended October 31, 2004)	5,349	1,033
Deferred revenue, long-term	(4,736)	4,138
Deferred rent and other long-term liabilities	(293)	(88)

Net cash used in operating activities	$(12,262)	$(55,001)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(5,375)	(19,750)
Sales of short-term investments	10,625	7,050
Acquisition of property and equipment	(3,897)	(3,501)
Acquisition of capitalized software and intangibles	(3,915)	—

Net cash used in investing activities	$(2,562)	$(16,201)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments to bank line of credit	(4,500)	—
Proceeds from issuance of common stock related to employee stock purchase plan	2,242	2,408
Proceeds from issuance of common stock related to exercise of common stock options	6,443	1,391

Net cash provided by financing activities	$4,185	$3,799

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(10,639)	$(67,403)

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended October 31,
(Subscriptions in thousands)	2005	2004
TiVo-Owned Subscription Gross Additions	92	119

Subscription Net Additions:
TiVo-Owned	55	103
DIRECTV	379	316

Total Subscription Net Additions	434	419

Cumulative Subscriptions:
TiVo-Owned	1,308	890
DIRECTV	2,700	1,413

Total Cumulative Subscriptions	4,008	2,303
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	51%	46%

Included in the 4,008,000 subscriptions are approximately 89,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2005	2004
	(In thousands)
Average TiVo-Owned subscriptions (for the quarter)	1,275	835

TiVo-Owned subscription cancellations (for the quarter)	(37)	(16)

TiVo-Owned Churn Rate per month	-1.0%	-0.6%

TiVo-Owned Churn Rate. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing subscribers by providing compelling services that are competitive in the market. We define the TiVo-Owned Churn Rate as the TiVo-Owned subscription (including both monthly and product lifetime subscriptions) cancellations per month in the period divided by the average TiVo-Owned subscriptions for the period. We calculate average subscriptions by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
Subscription Acquisition Costs	2005	2004	2005	2004
	(In thousands, except SAC)
Sales and marketing expenses	$10,006	$14,212	$35,939	$30,580
Rebates, revenue share, and other payments to channel	18,234	17,944	53,048	33,622
Hardware revenues	(24,652)	(27,894)	(90,279)	(86,360)
Cost of hardware revenues	24,742	28,486	99,216	94,743

Total Acquisition Costs	28,330	32,748	97,924	72,585

TiVo-Owned Subscription Gross Additions	92	119	549	416

Subscription Acquisition Costs (SAC)	$308	$275	$178	$174

Subscription Acquisition Cost (“SAC”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs divided by TiVo-Owned subscription gross additions. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). As a result of the seasonal nature of our subscription growth, our SAC varies significantly during the year. Management primarily reviews this metric on an annual basis due to the timing difference between our recognition of promotional program expense and the subsequent addition of the related subscription acquisition. Accordingly, we are presenting SAC on a trailing twelve months basis as well in order to show SAC over the longer-term. We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2005	2004
	(In thousands, except ARPU)
Service and Technology revenues	$43,197	$28,377
Less: Technology revenues	(901)	(699)

Total Service revenues	42,296	27,678
Less: DIRECTV-related service revenues	(8,637)	(5,782)

TiVo-Owned-related service revenues	33,659	21,896
Average TiVo-Owned revenues per month	11,220	7,299
Average TiVo-Owned per month subscriptions	1,275	835

TiVo-Owned ARPU per month	$8.80	$8.74

	Three Months Ended October 31,
DIRECTV Average Revenue per Subscription	2005	2004
	(In thousands, except ARPU)
Service and Technology revenues	$43,197	$28,377
Less: Technology revenues	(901)	(699)

Total Service revenues	42,296	27,678
Less: TiVo-Owned-related service revenues	(33,659)	(21,896)

DIRECTV-related service revenues	8,637	5,782
Average DIRECTV revenues per month	2,879	1,927
Average DIRECTV per month subscriptions	2,505	1,238

DIRECTV ARPU per month	$1.15	$1.56

Average Revenue Per Subscription (“ARPU”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues, and, as a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing by the number of months in the period. We then divide by average TiVo-Owned subscriptions for the period, calculated as described above for churn rate.

The decrease in ARPU per month for DIRECTV is the result of the large addition of new DIRECTV subscriptions. While these more recent DIRECTV subscription additions offer lower recurring revenues than subscriptions added during earlier phases of our DIRECTV relationship, they result in more attractive percent margins in our financial results because they generally involve limited or no acquisition costs and lower recurring expenses.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period.